CAS Fund Limited

(the "Company")

UNANIMOUS WRITTEN RESOLUTIONS OF THE DIRECTORS OF THE COMPANY

1

Power of Attorney

It is noted that the Company proposes to appoint, pursuant to a Power of Attorney (the "Power of Attorney") in the form provided to the directors of the Company (the "Directors"), James Ash, Brian Curley and Andrew Rogers, each an "Attorney" and together, the "Attorneys", jointly and each of them severally to be the Company's attorney or attorneys and in the Company's name and on behalf of the Company to execute and file any amendment or amendments to the registration statement of the Northern Lights Fund Trust III, a business trust organised under the laws of the State of Delaware, and to perform all and every act and thing whatsoever necessary.

It is further noted that each of the Directors will also be granting powers of attorney to each of the Attorneys on similar terms as the Power of Attorney.

A final draft of the Power of Attorney has been reviewed by the Directors.

It is noted that it is in the Company’s commercial interests that the Company should approve the Power of Attorney and the actions contemplated by the Power of Attorney including the appointment of James Ash, Brian Curley and Andrew Rogers as Attorneys, for the Company pursuant to the terms of the Power of Attorney (collectively the "Actions").

Accordingly, it is resolved that:

1.1

it is in the Company's commercial interests that the Company should approve and, as the case may be, enter into the Power of Attorney and approve the Actions contemplated therein;

1.2

the form and terms of the Power of Attorney and the Actions contemplated therein are approved;

1.3

the appointment of James Ash, Brian Curley and Andrew Rogers as Attorneys for and on behalf of the Company to do all or any of the matters or things referred to in the Power of Attorney is approved;

1.4

the Power of Attorney be executed as a deed and be either (a) sealed by the affixing thereto of the common seal of the Company, and witnessed as required by the articles of association of the Company, or (b) executed as a deed by any Director on behalf of the Company;

1.5

the Power of Attorney be valid, conclusive, binding on and enforceable against the Company when executed and delivered in the manner aforesaid; and

1.6

any actions taken prior to the execution of these written resolutions which would otherwise have been authorised by these written resolutions are hereby confirmed, approved, authorised, ratified and adopted in all respects as the valid actions of the Company.

[signature page follows]

______________________________	/s/ Jerry Vincentini________________
James U. Jensen Director Date signed:	Jerry Vincentini Director Date signed: April 15, 2014
/s/ John V. Palancia_____________	/s/ Mark H. Taylor_________________
John V. Palancia Director Date signed: April 14, 2014	Mark H. Taylor Director Date signed: April 14, 2014
/s/ Anthony M. Payne______________
Anthony M. Payne Director Date signed: April 15, 2014

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